TRAVELERS SERIES FUND INC.
                         Smith Barney Aggressive Growth Portfolio
				10f-3 REPORT
                    November 1, 2004 through April 30, 2005


	   	Trade
Issuer      	Date    Dealer       	Shares    Price  	Amount 	% of issue(1)


GFI Group Inc 1/25/2005 Merrill Lynch 	465  	  $21.00 	$9,765  0.213%(A)









(1) Represents purchases by all affiliated mutual funds and dis accounts; may not exceed 25% of the principal amount of the offering

A-Includes purchases of $252,735 by other affiliated mutual funds and discretionary accounts.